Exhibit 10.1

EXECUTION COPY

AMENDMENT NO. 1 TO THE
CREDIT AGREEMENT

Dated as of June 30, 2010

AMENDMENT NO. 1 TO THE CREDIT AGREEMENT among GEOKINETICS HOLDINGS USA, INC., a Delaware corporation (the “Borrower”), the banks, financial institutions and other institutional lenders parties to the Credit Agreement referred to below (collectively, the “Lenders”) and ROYAL BANK OF CANADA, as agent (the “Agent”) for the Lenders.

PRELIMINARY STATEMENTS:

(1)           The Borrower, the Lenders and the Agent have entered into a Credit Agreement dated as of February 12, 2010 (as amended, supplemented or otherwise modified through the date hereof, the “Credit Agreement”).  Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

(2)           The Borrower and the Lenders have agreed to amend the Credit Agreement as hereinafter set forth.

(3)           The Lenders are, on the terms and conditions stated below, willing to grant the request of the Borrower and the Borrower and the Lenders have agreed to amend the Credit Agreement as hereinafter set forth.

SECTION 1.         Amendments to Credit Agreement.  The Credit Agreement is, effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 2, hereby amended as follows:

(a)                                  Section 1.01 is amended by adding the following new definition thereto in the proper alphabetical order:

“Amendment No. 1 Effective Date” means the date of effectiveness of Amendment No. 1 to the Credit Agreement, dated as of June 30, 2010.

(b)                                 Section 1.01 is amended by deleting the definition of “Net Investment in Non-Loan Parties” in its entirety.

(c)                                  The definition of “Applicable Margin” set forth in Section 1.01 is amended and restated in its entirety to read as follows:

“Applicable Margin” shall mean a percentage per annum equal to, (a) during the period from and including the Closing Date to but excluding the Initial Financial Statement Delivery Date, (A) for Eurodollar Rate Loans, 5.25% and (B) for Base Rate Loans, 4.25% and (b) thereafter, (A) for Eurodollar Rate Loans, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent certificate received by the Administrative Agent pursuant to Section 6.01(b):

Pricing Level	Total Leverage Ratio	Applicable Margin for Eurodollar Rate Loans
1	Greater than or equal to 4.00:1.00	6.50%
2	Greater than or equal to 3.00:1.00 but less than 4.00:1.00	6.00%
3	Less than 3.00:1.00	5.50%

and (B) for Base Rate Loans, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent certificate received by the Administrative Agent pursuant to Section 6.01(b):

Pricing Level	Total Leverage Ratio	Applicable Margin for Eurodollar Rate Loans
1	Greater than or equal to 4.00:1.00	5.50%
2	Greater than or equal to 3.00:1.00 but less than 4.00:1.00	5.00%
3	Less than 3.00:1.00	4.50%

Any increase or decrease in the Applicable Margin resulting from a change in the Total Leverage Ratio shall become effective as of the first Business Day immediately following the date Section 6.01 Financials are delivered to the Administrative Agent pursuant to Sections 6.01(a) and 6.01(b); provided that at the option of the Required Lenders, the highest Pricing Levels (as set forth in the tables above) shall apply as of the first Business Day after the date on which Section 6.01 Financials were required to have been delivered but have not been delivered pursuant to Section 6.01 and shall continue to so apply to and including the date on which such Section 6.01 Financials are so delivered (and thereafter the Pricing Levels otherwise determined in accordance with this definition shall apply).

In the event that the Administrative Agent and the Borrower determine that any Section 6.01 Financials previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a different Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Borrower shall as soon as practicable deliver to the Administrative Agent the correct Section 6.01 Financials for such Applicable Period, (ii) the Applicable Margin shall be determined as if the Pricing Level for such different Applicable Margin were applicable for such Applicable Period, and (iii) either, as applicable, (x) the Administrative Agent shall apply any excess Applicable Margin previously paid by the Borrower as a credit against the next payment of accrued interest due by the Borrower, or (y) the Borrower shall within 3 Business Days of demand thereof by the Administrative Agent pay to the Administrative Agent any accrued additional interest owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with this Agreement.  This paragraph shall not limit the rights of the Administrative Agent and Lenders with respect to Section 2.08(b) and Article VII.”

(d)                                 Each of clause (x) of the proviso to Section 2.01 and clause (w) of the proviso to Section 2.03(a)(i) shall be amended and restated in its entirety to read as follows:

“the Outstanding Amount under the Revolving Credit Facility shall not exceed the lesser of (1) the Revolving Credit Facility and (2) from and after the Amendment No. 1 Effective Date, $40,000,000,”

(e)                                  Section 2.09(a) is amended and restated in its entirety to read as follows:

“(a)         Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share, a commitment fee (the “Commitment Fee”) equal to, (i) during the period from and including the Closing Date to but excluding the Initial Financial Statement Delivery Date, 1% per annum on the Unused Revolving Credit Commitment and (ii) thereafter, the following percentages per annum, based upon the Total Leverage Ratio as set forth in the most recent certificate received by the Administrative Agent pursuant to Section 6.01(b):

Pricing Level	Total Leverage Ratio	Commitment Fee
1	Greater than or equal to 4.00:1.00	1.50%
2	Greater than or equal to 3.00:1.00 but less than 4.00:1.00	1.00%
3	Less than 3.00:1.00	0.75%

provided, that, any Commitment Fee accrued with respect to any Pro Rata share of the Revolving Credit Commitments of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrower so long as such Lender shall be a Defaulting Lender except to the extent that such Commitment Fee shall otherwise have been due and payable by the Borrower prior to such time; and provided, further, that no Commitment Fee shall accrue on any Pro Rata Share of any Revolving Credit Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.  Commitment Fees shall be payable quarterly in arrears on the last Business Day of each March, June, September and December and on the Maturity Date, commencing on the Closing Date in the case of each initial Lender and from the effective date specified in the Assignment and Assumption pursuant to which each other Lender became a Lender, until the Maturity Date.”

(f)                                    Section 6.01 is amended by adding to the end thereof a new subsection (g), to read as follows:

“(g)         Cash Flow Statements.  On a biweekly basis, commencing not later than five Business Days following the Amendment No. 1 Effective Date, rolling 12-week consolidated cash flow statements in form reasonably acceptable to the Administrative Agent.”

(g)                                 Section 7.02(m) is amended and restated in its entirety to read as follows:

“(m)        Investments by Loan Parties in Non-Loan Parties;”

(h)                                 Section 7.13 is amended and restated in its entirety to read as follows:

“Section 7.13         Total Leverage Ratio.  Permit the Total Leverage Ratio for any Test Period ending on the last day of a fiscal quarter set forth below to be greater than the ratio set forth opposite such Test Period below:

Fiscal Quarter Ending	Total Leverage Ratio
June 30, 2010	8.60:1.00
September 30, 2010	6.30:1.00
December 31, 2010	2.75:1.00
March 31, 2011 and the last day of each fiscal quarter thereafter	2.50:1.00

”

(i)                                     Section 7.14 is amended and restated in its entirety to read as follows:

“Section 7.14         Interest Coverage Ratio.  Permit the Interest Coverage Ratio for any Test Period ending on the last of day of each fiscal quarter, beginning with the fiscal quarter ending June 30, 2010 to be less than (i) 1.00:1.00 for the fiscal quarter ending June 30, 2010, (ii) 2.25:1.00 for the fiscal quarter ending September 30, 2010 and (iii) 2.50:1.00 for each fiscal quarter ending thereafter.”

(j)                                     Section 7.15 is amended and restated in its entirety to read as follows:

“Section 7.15         Fixed Charge Coverage Ratio.  Permit the Fixed Charge Coverage Ratio for any Test Period ending on the last day of each fiscal quarter, beginning with the fiscal quarter ending September 30, 2010 to be less than (i) 1.00:1.00 for the fiscal quarter ending September 30, 2010 and (ii) 1.50:1.00 for each fiscal quarter ending thereafter.”

SECTION 2.         Conditions of Effectiveness.  This Amendment shall become effective as of the date first above written when, and only when, each of the following conditions shall have been satisfied (the “Amendment No. 1 Effective Date”):

(a)                                  The Agent shall have received counterparts of this Amendment executed by the Borrower and the Lenders or, as to any of the Lenders, advice satisfactory to the Agent that such Lender has executed this Amendment and the consent attached hereto (the “Consent”) executed by each Guarantor and Grantor.

(b)                                 The Agent shall have received a certificate of the Secretary or Assistant Secretary of the Borrower, in form and substance satisfactory to the Administrative Agent, which certificate shall (i) certify as to the incumbency and signature of the officers of the Borrower executing this Amendment, (ii)

have attached to it a true and correct copy of the resolutions of the Board of Directors of the Borrower, which resolutions shall authorize the execution, delivery and performance of this Amendment and (iii) certify that, as of the date of such certificate (which shall not be earlier than the date hereof), none of such resolutions shall have been amended, supplemented, modified, revoked or rescinded.

(c)                                  The Agent shall have received a certificate of the Secretary or an Assistant Secretary of the Borrower and each Guarantor and Grantor certifying the names and true signatures of the officers of the Borrower, the Guarantors and the Grantors authorized to sign this Amendment and the Consent and the other documents to be delivered hereunder.

(d)                                 A certificate signed by a duly authorized officer of the Borrower stating that:

(i)                                     each of the representations and warranties contained in Article V of the Credit Agreement and each other Loan Document is true and correct in all material respects on and as of the date hereof, as if made on and as of such date, except to the extent that such representations and warranties relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such specific date; provided, however, that references in the Credit Agreement to “this Agreement” and references in each other Loan Document to the “Credit Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and

(ii)                                  no event has occurred and is continuing that constitutes a Default.

(e)                                  The Borrower shall have paid to the Administrative Agent, for the account of each Lender in accordance with its Pro Rata Share, a nonrefundable fee equal to 0.50% in respect of such Lender’s Revolving Credit Commitment.

(f)                                    The Borrower shall have paid all fees and expenses of the Administrative Agent and the Lenders (including all reasonable fees and out-of-pocket costs and expenses of legal counsel to the Administrative Agent).

SECTION 3.         Reference to and Effect on the Loan Documents.  (a)  On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b)           The Credit Agreement, as specifically amended by this Amendment, is and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

(c)           The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

SECTION 4.         Costs and Expenses The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Agent) in accordance with the terms of Section 11.04 of the Credit Agreement.

SECTION 5.         Execution in Counterparts.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by telecopier or electronic email of a ..pdf copy shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 6.         Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

GEOKINETICS HOLDINGS USA, INC.,
as Borrower

By	/s/ Chin Yu
	Name:	Chin Yu
	Title:	Vice President

ROYAL BANK OF CANADA,
as Agent

By	/s/ Ann Hurley
	Name:	Ann Hurley
	Title:	Manager, Agency

ROYAL BANK OF CANADA,
as Lender

By	/s/ Jay T. Sartain
	Name:	Jay T. Sartain
	Title:	Authorized Signatory

CAPITAL ONE, N.A.,
as Lender

By	/s/ Emily Lappé
	Name:	Emily Lappé
	Title:	VP

PNC BANK N.A.,
as Lender

By	/s/ Anita Inkollu
	Name:	Anita Inkollu
	Title:	VP